Exhibit 99.1

STERLING MINING COMPLETES US $8,498,500 OFFERING

Wallace, Idaho – January 18, 2007 – (BUSINESS WIRE) – Sterling Mining Company (OTCBB: SRLM) (the “Company”) announced today that it has closed a US$8,498,500 private placement offering consisting of 3,695,000 units (“Units”) at a price of US$2.30 per Unit (the “Offering”). Each Unit is comprised of one common share of the Company (“Common Shares”) and one common share purchase warrant (the “Warrants”). Each Warrant is exercisable for one Common Share at an exercise price of US$4.25 for 24 months following the closing date of the Offering. The Offering was completed on a best-efforts basis with Blackmont Capital Inc. and TD Securities Inc. of Toronto, Canada engaged as co-agents.

Proceeds from the private placement will be used to fund the ongoing rehabilitation and upgrade of the Sunshine Mine as part of Sterling’s mine plan to resume silver production there in early 2008 the purchase of a tailings pond, and for general working capital purposes.

In connection with the private placement, the Company paid a cash commission of 7% of the gross proceeds of the private placement, and issued non-transferable compensation options to purchase 258,650 of Units (equal to 7% of the Units sold under the private placement), exercisable at US$2.30 per unit for a period of 18 months after the closing date of the Offering.

The private placement was made in a transaction exempt from the registration requirements of the Securities Act of 1933. The shares of common stock sold have not been registered under the Securities Act of 1933, or any state securities laws, and unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

About Sterling Mining Company

Sterling Mining controls the Sunshine Mine and related exploration lands in the Silver Valley of North Idaho. The Company also holds several silver properties in Mexico, including the producing Barones Tailings Project in the Zacatecas Silver District. Shares of Sterling Mining Company trade on the OTC Bulletin Board under the symbol “SRLM” and also on the Frankfurt Stock Exchange under the trading symbol “SMX”.

FOR FURTHER INFORMATION, visit the Company’s website at www.SterlingMining.com or contact:

Sterling Mining Company	CHF Investor Relations

www.SterlingMining.com	www.chfir.com
Raymond De Motte, President	Cathy Hume, CEO
Tel: (208) 666-4070	Tel: (416) 868-1079 x231
cathy@chfir.com

To receive Sterling news via email, please email julia@chfir.com and specify “SRLM news” in the subject line.

This press release does not constitute an offer to sell or a solicitation to buy securities, and contains forward looking statements regarding the Company within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements are based on assumptions that the Company believes are reasonable but that are subject to uncertainties and business risks. Actual results relating to any and all of these subjects may differ materially from expected results. Factors that could cause results to differ materially include economic and political events, the ability to raise capital in the financial markets, and other factors discussed in the Company’s periodic filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2005.